Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

John Bean Technologies Corporation:

We consent to the use of our reports dated February 29, 2016, with respect to the consolidated balance sheets of John Bean Technologies Corporation and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states John Bean Technologies Corporation acquired Stork Food & Dairy Systems, B.V. and A&B Process Systems during 2015, and management excluded from its assessment of the effectiveness of John Bean Technologies Corporation’s internal control over financial reporting as of December 31, 2015. The consolidated financial statements of John Bean Technologies Corporation and subsidiaries as of and for the year ended December 31, 2015 reflect total assets of approximately $192 million and total revenues of approximately $49 million associated with these acquired businesses. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired businesses as of December 31, 2015.

/s/ KPMG LLP

Chicago, Illinois

January 9, 2017